Exhibit 8.1

[FORM OF SIMPSON THACHER & BARTLETT LLP OPINION]

[ ], 2011

Velocity Commercial Capital, Inc.

30699 Russell Ranch Road, Suite 295

Westlake Village, California 91362

Ladies and Gentlemen:

We have acted as special tax counsel to Velocity Commercial Capital, Inc., a Maryland corporation (the “Company”), in connection with its issuance of [    ] shares of common stock, par value $0.01 per share (the “Shares”), of the Company pursuant to the Underwriting Agreement dated [    ], 2011, among the Company, Credit Suisse Securities (USA) LLC and the other underwriters party thereto. We have examined the Registration Statement on Form S-11 (File No. 333-169071) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); the Company’s preliminary prospectus dated [    ], 2011, included in the Registration Statement immediately prior to the time the Registration Statement became effective under the Act; and the Company’s prospectus dated [    ], 2011, (the “Prospectus”) filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission under the Securities Act. In addition, we have examined, and have relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, made an independent investigation of any factual matter set forth in any of the foregoing.

For purposes of rendering the opinions stated below, we have assumed, with your consent, the accuracy of the factual representations contained in the officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Certificate”). These representations generally relate to the operation and classification of the Company as a real estate investment trust (“REIT”), as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering the opinions set forth below, we have also assumed that the Company has been organized and operated and will continue to be organized and operated in a manner consistent with the factual statements set forth in the Certificate and the applicable organizational documents of the Company and that all terms and provisions of such documents have been and will continue to be complied with. We have not made an independent investigation of the facts set forth in the Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Commencing with the Company’s taxable year ending December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operation, as described in the Certificate and under the assumptions herein, will enable the Company to continue to qualify as a REIT under the Code.

2. The statements set forth in the Prospectus under the caption “Material United States Federal Income Tax Considerations”, insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects and include all federal income tax considerations that are likely to be material to holders of Shares.

Qualification of the Company as a REIT will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results, satisfy the various qualification tests for the taxable year ending December 31, 2011 or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

Our opinion is based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above. Our opinion is not binding upon either the Internal Revenue Service or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court.

We are members of the Bar of the State of California, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Material United States Federal Income Tax Considerations” in the Prospectus.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

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